SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Report Under Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Current Report As Of March 28, 2008

Commission File Number  0-10147

DIATECT INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

California	82-0513509
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

875 Industrial Parkway
Heber City, Utah 84032
(Address of principal executive offices)

(435)654-4370
Registrant's telephone number including area code

Former Address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions.
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Introductory Note: This Form 8-K is filed because of the appointment of a principal financial officer.  The only items responded to is Item 5.02.   Previously Mr. David Andrus was serving both as Principal Executive Officer and Principal Financial Officer.  Mr. David Andrus remains as the principal executive officer.

Item 5.02 Departure of Directors or Certain Officers: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

Item 502 (c)

On March 24, 2008, Mr. Robert Rudman, age 60, became our principal financial officer.  Mr. Rudman has extensive experience in accounting and financial management matters.  Presently Mr. Rudman is also the Managing Director of Aspen Capital Partners located in Tampa, Florida.  Previously from June 2005 to November 2007 Mr. Rudman was the Director of Finance of D.P. Martin and Associates, Inc., a company engaged in the business of financial consulting located in West Palm Beach, Florida.  From 1995 to June 2005, Mr. Rudman was president and Chief Executive Officer of SmarTire Systems, Inc., a firm engaged in the business of wireless technology    , located in Vancouver, British Columbia, Canada.   Over the years Mr. Rudman has served in various financial and management positions.

In 1969 Mr. Rudman received a Bachelor of Arts degree from Lakehead University located in Ontario, Canada.  In 1975 Mr. Rudman became a Chartered Accountant in Manitoba, Canada, and was employed as such for several years.  For a time he was employed at Price Waterhouse & Co.

Mr. Rudman will continue to work as Managing Director of Aspen Capital Partners.  From us he will receive a salary of $5,000 per month.  Mr. Rudman will also receive options to purchase 3,000,000 shares of the our common stock at a purchase price of $.07 per share and the options will have a term of 3  years.  The options will vest as follows: 1,000,000 options on March 24, 2008, 1,000,000 on March 24, 2009, and 1,000,000 on March 24, 2010.  For the options to vest Mr. Rudman must be our principal financial officer on the vesting date.

Mr. Andrus believes Mr. Rudman’s extensive experience and sophistication will strengthen the day to day operations and improve the determination of our long-term strategy and goals.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   March 28, 2008.

Diatect International Corporation

By: /s/ David H. Andrus
David H. Andrus
President and Chief Executive Officer